Exhibit 10.10

CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE

THIS CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE (“Agreement”) is made this 2nd day of March, 2010, by and between Robert L. Harris (“Harris”) and Tree.com, Inc. (“Company”), with its principal office in Charlotte, NC.

WHEREAS, Harris has been employed by the Company as President, LendingTree, LLC;

WHEREAS, Harris and the Company desire to terminate their employment relationship in an amicable and definitive manner and to settle, compromise and resolve any and all claims they may have against each other;

WHEREAS, Harris’s last day in the office is April 16, 2010 and his last day of employment with Company shall be May 31, 2010 (“Termination Date”); and

WHEREAS, the Company, in exchange for the Release provided by Harris herein, has agreed to provide Harris with certain additional compensation which it is not otherwise obligated to provide.

NOW, THEREFORE, in consideration of the execution of this Agreement, and for other good and valuable consideration, the parties hereto agree as follows:

1.             Compensation.  Harris shall perform all normal duties through April 16, 2010 and the Company will pay to Harris all salary payments and other compensation due and payable, during the term of employment through and including the Termination Date. From April 17, 2010 through the Termination Date, Harris shall provide transition services to Company.

2.             Employee Benefits.  From and after May 31, 2010, Harris shall not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually.  Provided, however, that Harris shall be entitled, if otherwise eligible, (i) to exercise his right to continued coverage under the Company medical benefit plan as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986, 26 U.S.C. § 490B et seq. (“COBRA”) (and with respect to which the Company will provide Harris with a separate notice as required by federal law); and (ii) to elect the payment of benefits to which Harris is entitled under the Tree.com, Inc. 401(k) Retirement Savings Plan as provided under the terms of the plan.  Harris’s rights, if any, under the Tree.com, Inc. 2008 Stock and Annual Incentive Plan as well as the Terms and Conditions for the 2007 Growth Share

Awards shall be determined in accordance with the terms of the applicable plan documents, including any amendments.

3.             Special Exit Package.  As consideration for Harris’s acknowledgement of his termination by Company without cause, his execution of this Agreement and his assent to its terms and conditions including the performance of transition services set forth in Section 2, the Company shall 1) on or before the Termination Date, vest Harris’s Tree.com, Inc. 3,410 Restricted Stock Units (“RSUs”) that are currently scheduled to vest on February 6, 2011 as well as 12,812 RSUs that are currently scheduled to vest on February 17, 2011 and 2,813 RSUs that are currently scheduled to vest on February 17, 2012, and 2) pay Harris forty thousand dollars ($40,000) less required applicable deductions in a lump sum upon execution of this Agreement and after the revocation period set forth in Section 6(b) below.

4.             Adequacy of Consideration.  Harris understands that the Special Exit Package provided hereunder by the Company is discretionary in nature, is not an admission of liability by the Company, is not required of the Company in the absence of this Agreement, and constitutes adequate consideration for the Agreement.

5.             Return of Property.  Harris acknowledges that the Company has returned to him all of his personal effects and property which were in the Company’s possession or control.  Harris further acknowledges and agrees that he has returned or will return to the Company all property of the Company (including, but not limited to, computers, cell phones, pagers, keys and access cards, Company credit cards, and all other Company documents, records and equipment) which are in Harris’s possession or control, including all copies and summaries of any of the Company’s confidential or proprietary information.  Harris further affirms that he understands his obligation to keep confidential the business and proprietary information of the Company and that he will not discuss or disclose such information with anyone.

6.    Release.

(a) As a material inducement to the Company to provide the Special Exit Package and any other consideration described herein, Harris, for himself and his heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever releases and discharges the Company and its predecessors, successors, affiliates, benefits plans, assigns, and their respective directors, officers, shareholders, trustees, administrators, employees, representatives and agents from any and all actual or potential claims, demands, actions, causes of action or liabilities of any kind or nature, whether known or unknown, including, but not limited to, all claims related to or arising out of his employment with the Company, whether based on tort, contract (express or implied) or any federal, state or local law, statute or regulation, including, but not limited to, claims brought under: (i) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; (ii) the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; (iii) the Family and Medical Leave Act, 29 U.S.C. § 2611 et seq.; (iv) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2001e et seq., as amended; (v) the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; (vi) the discrimination or other employment laws of the State of North Carolina; and (vii) any other claims for personal injury, compensatory or punitive damages or attorneys’ fees.  (This release does not apply to claims that may arise after the date this Agreement is executed or to any claims to vested benefits under the employee retirement benefit plan.)

(b)  ADEA Claims.  Harris hereby releases and discharges Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, actions and causes of action that he may have against the Released Parties, as of the date of the execution of this Agreement, arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the applicable rules and regulations promulgated thereunder.  Harris acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.  Harris specifically agrees and acknowledges that:  (A) the release in this Section 6 was granted in exchange for the receipt of consideration that exceeds the amount to which he would otherwise be entitled to receive upon termination of his employment; (B) his waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (C) that he has read and understands the terms of this Agreement; (D) he has hereby been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (E) the Company has given him a period of up to twenty-one (21) days within which to consider this Agreement, which period shall be waived by his voluntary execution prior to the expiration of the twenty-one day period and the parties agree that any changes to the terms or conditions of this Agreement (whether material or immaterial) will not restart the running of the 21-day period; and (F) following his execution of this Agreement he has seven (7) days in which to revoke his release as set forth in this Section 6(b) only and that, if he chooses not to so revoke, the agreement in this Section 6 shall then become effective and enforceable and the Special Exit Package shall then be made to him in accordance with the terms of this Agreement.  To cancel this Agreement, Harris understands that he must give a written revocation to the Senior Vice President of Human Resources of the Company at 11115 Rushmore Drive, Charlotte, North Carolina 28277, either by hand delivery or certified mail within the seven (7) day period.  If he rescinds the Agreement, it will not become effective or enforceable and he will not be entitled to any benefits from the Company.

7.             Complete Bar.  Harris agrees that the parties released above in paragraph 6 may plead this Agreement as a complete bar to any action or suit before any court or administrative body with respect to any claim released herein.

8.             Confidentiality, Non-disparagement and Continuing Obligations.

(a)           Harris agrees, promises, and covenants that the terms and provisions of this Agreement shall remain and be kept strictly confidential by him and shall not be disclosed except as provided herein.  Without the express written agreement of the Company, or unless required to do so by law, Harris agrees to take every precaution to disclose this information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know such information.  To the extent required by law or applicable regulation, Harris may also disclose the provisions of this Agreement to the appropriate taxing authorities.  This confidentiality provision applies to and expressly prohibits all communications by Harris to any person or entity, including, without limitation, communications to any present, former or future Company employee.

(b)           Harris promises that he will not make critical, negative or disparaging remarks about the Company, its affiliates, or their officers, directors, employees or representatives, including but not limited to comments about any of their products, services, business or employment practices.

(c)           Additionally, Harris acknowledges that, during his employment with the Company, he may have learned information that is confidential to the Company (“Confidential Information”).  Such Confidential Information may have included (among other things): purchasing and product information; sales and account information; customer information; sales and marketing plans and strategies; pricing strategies; profit margins; pricing reports; information concerning claims or potential claims against the Company; personnel information, and any other information of a similar nature.  Harris agrees that he will not disclose any Confidential Information to any person (including any Company employee who does not need to know such Confidential Information), agency, institution, company or other entity without first obtaining the written consent of the Company.

(d)           Harris acknowledges that his obligations governed by any agreements entered into with Company regarding rights in intellectual property, non-competition and non-solicitation remain in effect pursuant to their original terms.

9.             No Admission of Liability.  Harris understands and agrees that the Company admits no liability with respect to any claim related to or arising out of the termination of Harris’s employment or any other matters.

10.           References.  Any and all inquiries relating to Harris’s employment with the Company shall be directed to the Company’s Senior Vice President, Human Resources.  If asked about Harris’s employment with the Company, the Company will only provide neutral information pursuant to Company policy, consisting of dates of employment and positions held.

11.           Entire Agreement.  This Agreement contains the entire agreement between the parties and may be modified only in a writing executed in the same manner as the original Agreement; and no agreements, representations, or statements of any party not contained herein shall be binding on such party.

12.           Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of North Carolina, as they are applied to contracts made and to be wholly performed in this state, regardless of choice of law principles to the contrary.  In addition, Harris consents to the jurisdiction of any North Carolina court over any claims arising under or relating to this Agreement.

13.           Enforcement.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable (with the exception of the release contained in paragraph 6), the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

14.  Costs. The parties will each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

15.  Acknowledgments.

(a)           Harris acknowledges that he has had ample opportunity to consult with his attorney prior to his execution of this Agreement, and was encouraged and advised in writing to do so by the Company.

(b)           Harris has carefully read and fully understands all of the provisions and effects of this Agreement and he knowingly and voluntarily entered into all of the terms set forth in this Release.

(c)           Harris knowingly and voluntarily intends to be legally bound by all of the terms set forth in this Agreement.

(d)           Harris relied solely and completely upon his own judgment or the advice of his attorney in entering into this Agreement.

(e)           Harris’s signature below evidences his understanding and voluntary waiver of all claims against the Company.

NOW, THEREFORE, Harris and Company have executed this Agreement, freely and voluntarily, as of the date first written above.

/s/ Robert L. Harris	(SEAL)
ROBERT L. HARRIS

Sworn to and subscribed before me

this 2nd day of March 2010.

/s/ Robin H. Chandler
Notary Public

My Commission Expires:	May 4, 2010

LENDINGTREE, LLC

By:	/s/ Claudette Hampton

Title:	SVP, Human Resources

(CORPORATE SEAL)

Sworn to and subscribed before me
this 2nd day of March 2010.

/s/ Robin H. Chandler
Notary Public

My Commission Expires:	May 4, 2010